Exhibit 15.1
The Board of Directors and Shareholders of Harris Corporation
     We are aware of the incorporation by reference in the following Registration Statements of Harris Corporation of our report dated October 21, 2005 relating to unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Form 10-Q for the quarter ended September 30, 2005:

Form S-8	No. 333-75114	Harris Corporation Retirement Plan
Form S-8	Nos. 33-37969; 33-51171; and 333-07985	Harris Corporation Stock Incentive Plan
Form S-8	No. 333-49006	Harris Corporation 2000 Stock Incentive Plan
Form S-3	No. 333-100823	Harris Corporation Debt Securities
Form S-3	No. 333-108486	Harris Corporation Debt and Equity Securities

/s/ Ernst & Young LLP
Jacksonville, Florida
October 21, 2005